Exhibit 99.2

FOR IMMEDIATE RELEASE

(All amounts in Canadian dollars)

Tim Hortons Inc. increases quarterly dividend by 31%

and declares a dividend of $0.17 per common share

OAKVILLE, ONTARIO, (February 23rd, 2011): Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced the Board of Directors has approved a 31% increase in the quarterly dividend to $0.17 per common share, which is within our targeted payout range of 30% to 35%.

The Board has declared a dividend at the new payout rate of $0.17 per common share, payable on March 22nd, 2011, to shareholders of record as of March 7th, 2011.

Dividends are declared and paid in Canadian dollars to all shareholders with Canadian resident addresses. For U.S. shareholders, the dividends will be converted to, and paid in, U.S. dollars based on prevailing exchange rates at the time of conversion by Tim Hortons for registered shareholders and by Clearing and Depository Services Inc. for beneficial shareholders. The payment of future dividends and the targeted payout range remain at the discretion of the Board of Directors.

Tim Hortons Inc. Overview

Tim Hortons is the fourth largest publicly-traded restaurant chain in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches, wraps, hot breakfast sandwiches and fresh baked goods, including our trademark donuts. As of January 2nd, 2011, Tim Hortons had 3,750 systemwide restaurants, including 3,148 in Canada and 602 in the United States. More information about the Company is available at www.timhortons.com.

CONTACTS:

INVESTORS: Scott Bonikowsky: (905) 339-6186 or investor_relations@timhortons.com